Exhibit 99.1

The World Leader in Serving Science Banc of America Securities Health Care Conference May 17, 2005

The Securities and Exchange Commission encourages companies to disclose forward- looking information so that investors can better understand a company's future prospects and make informed investment decisions. This presentation contains these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward- looking statements reflect management's present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section as well as any cautionary language in Fisher Scientific International Inc.'s December 31st, 2004 Annual Report on SEC Form 10-K, provide examples of these risks and uncertainties. Please refer to the supplementary information table on our website at www.fisherscientific.com under "Investor Presentation" for a reconciliation of the adjusted amounts to the generally accepted accounting principles. Safe Harbor and Regulation G Statement

Key Facts Founded: 1902 Revenue (2005F): $5.6 billion(1) Customers: 350,000 Products: 600,000 60% proprietary 80% consumable Equity market cap: $7.6 billion (2) Revenues by Region 25% Return to Shareholders since 1991 IPO (2) U.S 0.73 Europe 0.21 ROW 0.08 U.S. 73% Europe 21% ROW 6% (1) Guidance as of May 17, 2005. (2) As of May 13, 2005.

Investment Highlights World leader in growing markets Opportunities for profitable growth Premier global brand Proven track record Strong earnings and cash flow growth 4

World Leader in Growing Markets Markets Served Global Market: $50 billion Long Term Growth Rate: 5 - 8% Bipharma 7 Safety 12 Clinical 10 Scientific Research 23 U.S. Clinical Lab $10 billion U.S. Lab Safety and Personal Protection $12 billion Global Scientific Research $23 billion Global Biopharma Production $5 billion Pharma 0.22 Hospitals 0.14 Reference Labs / Other 0.08 Other 0.29 Government 0.09 Medical Research 0.18 Pharma / Biotech 22% Academic Research 18% Other Scientific Research 29% Hospitals 14% Ref. Labs 8% Government 9% No customer > 3% of Sales Revenues by Customer Segment

World Leader in Growing Markets Growth in R&D spending Pressure on drug development costs Aging population Growing number of biotech drugs Concern for safety (including bioterrorism) Consolidating markets 6 Market Dynamics

Extensive capabilities for our laboratory customers Globally-integrated supply-chain Powerful sales and marketing network Premier Global Brand

New product development Strengthen channel position Leverage sales and marketing footprint Enhance Revenue Growth Opportunities for Profitable Growth Execute Apogent integration plan Maximize operating efficiencies Reduce working capital Increase Margins and Cash Flow

Proven Track Record 2000 2001 2002 2003 2004 2005F CAGR: 39% 2000 2001 2002 2003 2004 2005F East 0.068 0.073 0.075 0.078 0.101 0.134 Operating margin $3.45 - $3.60* 10.2% 13.4%* ** Free cash flow is defined as cash provided by operating activities less capital expenditures. 2005 projections represent midpoint of guidance as of May 17th. EPS 2000 2001 2002 2003 2004 2005F CAGR: 24% Free Cash Flow** * Range of EPS guidance and midpoint of operating margin guidance of 13.3 percent to 13.5 percent are both as of May 17, 2005. Excludes restructuring and non-recurring expenses.

The World Leader in Serving Science

(in millions, except per share amounts) Supplementary Financial Information * Operating income for 2003 and 2004 includes the results of Atos Medical AB which was sold on April 5, 2005. * *